QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.9

ON-SITE PRODUCT SUPPLY AGREEMENT

BETWEEN

THE BOC GROUP, INC.

AND

FARMLAND INDUSTRIES, INC.

EXHIBITS
EXHIBIT A	CERTAIN SPECIFICATIONS, CAPABILITIES AND CAPACITIES
EXHIBIT B	PRICE ADJUSTMENTS
EXHIBIT C	ACCEPTABLE AIR CONTAMINANT LEVELS
EXHIBIT D	THE FARMLAND PLANT SITE
EXHIBIT E	THE BOC PLANT SITE
EXHIBIT F	ITEMS TO BE PROVIDED BY FARMLAND
EXHIBIT F-1	COOLING WATER SPECIFICATIONS
EXHIBIT F-2	HYDROGEN SPECIFICATIONS
EXHIBIT G	PRICING SCHEDULE
EXHIBIT H	PURCHASE PRICE
EXHIBIT I	TERMINATION FEE
EXHIBIT J	MEMORANDUM OF LICENSE

i

ON-SITE PRODUCT SUPPLY AGREEMENT

        THIS AGREEMENT, made as of the 3rd day of December, 1997, and effective as of the Effective Date (as defined below), by and between THE BOC GROUP, INC., a Delaware corporation, acting by and through its BOC Gases Division ("BOC"), and FARMLAND INDUSTRIES, INC., a Kansas cooperative corporation ("Farmland");

WITNESSETH:

        IN CONSIDERATION OF THE PROMISES HEREINAFTER CONTAINED, BOC AND FARMLAND HEREBY AGREE WITH EACH OTHER AS FOLLOWS:

SECTION 1.    DEFINITIONS

        For purposes of this Agreement, the following terms shall have the meanings indicated below:

        (a)   "Argon"—a by-product liquid product produced by the BOC Facility.

        (b)   "BOC Entities" shall have the meaning given such term in Section 19(c) hereof.

        (c)   "BOC Facility"—a plant for the production of Product and Argon (the "BOC Plant"), including metering and related facilities, together with an inter-connected liquid Nitrogen Product storage vessel and vaporization equipment (the "Liquid Product Storage Facility"), all connected to the BOC Pipelines and having the production, delivery, liquid storage and vaporization capabilities or capacities stated in Paragraphs II and III of Exhibit A hereto, which shall be owned or leased, maintained and operated by BOC on the BOC Plant Site.

        (d)   "BOC Pipelines"—pipelines suitable for use in connection with the delivery of Product hereunder, that shall be owned or leased and maintained by BOC, connecting the BOC Facility with the respective Farmland Pipelines.

        (e)   "BOC Plant" shall have the meaning given such term in Section 1(c) hereof.

        (f)    "BOC Plant Site"—a parcel of land located on the Farmland Plant Site on which the BOC Facility is to be constructed, which parcel is more particularly identified on Exhibit E hereto.

        (g)   "CO2 Byproduct"—the gaseous carbon dioxide produced by the Farmland Facilities as a byproduct and made available to BOC as contemplated by Section 5 hereof.

        (h)   "Effective Date"—the date on which Farmland notifies BOC that funds necessary to proceed with the Gasification Project are advanced to Farmland or are available to be advanced to Farmland without any condition other than the request of Farmland.

        (i)    "Environmental Laws"—any now-existing or hereafter enacted or promulgated federal, state, local, or other law, statute, ordinance, rule, regulation or court order pertaining to (i) environmental protection, regulation, contamination or clean-up, (ii) toxic waste, (iii) underground storage tanks, (iv) asbestos or asbestos-containing materials, or (v) the handling, treatment, storage, use or disposal of Hazardous Substances, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, or state lien or state superlien or environmental protection, regulation, contamination or clean-up statutes, all as exist from time to time.

        (j)    "Environmental Loss"—all (i) claims, demands, judgments, liabilities, losses, damages, civil penalties and civil fines, (ii) attorneys', experts', consultants', contractors', or accountants' fees, expenses, court costs and other out-of-pocket expenses, and (iii) costs of investigation, characterization, remediation, clean-up and disposal, which arise as a result of a violation of any Environmental Law or the presence, use, handling, storage, disposal, release, treatment, processing or utilization of any Hazardous Substances.

        (k)   "Facilities"—together, the BOC Facility and the BOC Pipelines.

        (l)    "Facilities Completion"—that point in time when the Facilities are first capable of supplying Prouct of at least the volumes referred to in Paragraph II of Exhibit A hereto.

        (m)  "Farmland Entities" shall have the meaning given such term in Section 19(a) hereof.

        (n)   "Farmland Pipelines"—pipelines suitable for use in connection with the delivery of Product hereunder, that shall be owned or leased by Farmland and operated and maintained by or for the benefit of Farmland, connecting the Farmland Facilities with the BOC Pipelines at respective points on the boundary of the BOC Plant Site, as agreed upon by Farmland and BOC.

        (o)   "Farmland Facilities"—those facilities and plants (including the refinery, gasification plant, ammonia synthesis loop and UAN plant) located at the Farmland Plant Site, but not including the Facilities.

        (p)   "Farmland Plant Site"—the parcel of land near Coffeyville, Kansas on which Farmland's refinery and fertilizer complex (including the Facilities) is located, which parcel is more particularly identified on Exhibit D hereto.

        (q)   "Force Majeure"—"Force Majeure" shall have the meaning given such term in Section 11(a) hereof.

        (r)   "Gasification Project"—the gasification to ammonia project to be constructed at the Farmland Plant Site, including but not limited to a gasification plant, an ammonia synthesis loop and related storage facilities, a UAN plant and related storage facilities, coke handling and storage facilities, and interconnecting piping and related off-site support facilities, including utilities.

        (s)   "Hazardous Substance"—any of the substances that are defined or listed in, or otherwise classified, or which may come to be so defined, listed or classified pursuant to, any applicable statutes, laws, rules or regulations, as "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances," or any other formulation intended to define, list or classify substances by reason of deleterious properties, including but not limited to any chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or which may or could pose a hazard to the health and safety of any person in the vicinity of the Farmland Plant Site.

        (t)    "Liquid Product Storage Facility" shall, have the meaning given such term in Section l(c) hereof.

        (u)   "Minimum Product Charge"—the minimum monthly charge payable by Farmland to BOC hereunder with respect to Product as more specifically described on Exhibit H hereto, subject to adjustment as provided herein.

        (v)   "Nitrogen Product"—nitrogen gas (including vaporized liquid) conforming to the product specifications set forth in Paragraph I.A of Exhibit A hereto.

        (w)  "Oxygen Product"—oxygen gas conforming to the product specifications set forth in Paragraph I.A of Exhibit A hereto.

        (x)   "Permits"—licenses, permits and approvals of third parties, governmental agencies or authorities, including licenses, permits and approvals of governmental agencies or authorities respecting health, safety and the environment.

        (y)   "Product"—collectively, Oxygen Product and Nitrogen Product.

        (z)   "Projected Mechanical Completion Date" shall have the meaning given such term in Section 2(a) hereof.

        (aa) "Release Date"—the date on which BOC receives Farmland's written authorization to expend monies and otherwise proceed with the installation of the BOC Facility, which date shall be no later than thirty (30) days after the Effective Date.

        (bb) "Site Availability" shall have the meaning given such term in Section 2(a) hereof.

        (cc) "Standard Cubic Foot"—the quantity of Product which would occupy a cubic foot of space at a pressure of 14.7 pounds per square inch absolute and a temperature of 70°F (the phrases "Standard Cubic Foot" and "Standard Cubic Feet" are sometimes hereinafter abbreviated "scf").

        (dd) "Supply Period"—twenty (20) consecutive years (subject to extension or earlier termination pursuant to the provisions hereof) commencing on the date specified in Section 2(a) hereof.

SECTION 2.    THE BOC FACILITY AND THE PIPELINES

        (a)   Within one (1) month after the Release Date, Farmland shall make the BOC Plant Site available to BOC, as contemplated in Section 2(b) below ("Site Availability"). Promptly following Site Availability, BOC shall proceed to construct and install the Facilities. The projected date for mechanical completion of the Facilities shall be twenty-two (22) months after the Release Date (the "Projected Mechanical Completion Date"). BOC shall proceed with construction and installation of the Facilities expeditiously with adequate forces and shall use all reasonable efforts to achieve mechanical completion of the Facilities prior to the Projected Mechanical Completion Date. BOC hereby represents that, to its best knowledge, as of the date hereof, it is not in possession of any information that would cause it to believe that mechanical completion of the Facilities will not be achieved by BOC prior to the Projected Mechanical Completion Date through the use of reasonable efforts. BOC and Farmland will keep each other fully informed regarding the construction schedule with respect to the Facilities and the Farmland Facilities (to the extent the construction schedule with respect to the Farmland Facilities is relevant to the construction schedule of the Facilities) and will promptly notify the other of any modifications thereto.

        Promptly following Facilities Completion, BOC shall notify Farmland that Facilities Completion has occurred. Thereafter, at such time as Farmland elects (after giving due regard to the availability of the other plants and processes for its fertilizer complex, but in no event more than six (6) months after Farmland receives notice from BOC that Facilities Completion has occurred) to commence the Supply Period, Farmland shall so notify BOC and the Supply Period shall commence on the first day of the month following such Farmland notice.

        In the event Facilities Completion is not achieved prior to the later of (i) that date which is twenty-four (24) months after the Release Date or (ii) that date on which Farmland provides notice to BOC that it is prepared to accept any quantity of Product for use at the Farmland Plant Site (including, without limitation, a notice that Farmland is prepared to accept Product for testing purposes as contemplated in Section 3(a) hereof or a notice of Farmland's desire to commence the Supply Period), which later date shall be referred to herein as the "Guaranteed Completion Date," for reasons other than a Force Majeure or Farmland's acts or omissions, then BOC shall pay to Farmland as liquidated damages for the failure to so complete construction and installation of the Facilities the amount of $25,000 per day from and after the Guaranteed Completion Date until the date of the notice of Facilities Completion provided by BOC pursuant to the provisions of this Section 2(a) (up to a maximum of $1,000,000). The parties agree that such liquidated damage payments shall constitute Farmland's exclusive remedy for any claims, liabilities, damages, costs and expenses arising from failure of BOC to complete construction and installation of the Facilities prior to the Guaranteed Completion Date. The parties further agree that, for each day that the installation of the Facilities is delayed due to a Force Majeure or Farmland's acts or omissions, the Guaranteed Completion Date shall be delayed one (1) day.

        BOC shall be entitled to subcontract any or all of such construction and installation work as it deems appropriate, subject to the approval of Farmland (which approval Farmland agrees will not be unreasonably withheld). BOC shall be solely responsible for all construction means, methods, techniques, sequences, and procedures in connection with the construction and installation of the Facilities. BOC shall comply with BOC's own safety and quality programs in connection with its performance hereunder. Additionally, BOC agrees that at all times while on the Farmland Plant Site, BOC and BOC's agents and subcontractors will abide by the reasonable safety rules and regulations of Farmland with respect to Farmland's Plant Site. Farmland will provide BOC with a copy of all applicable safety manuals and guidelines as soon as they are available.

        (b)   Farmland shall, at its sole cost, make available to BOC the BOC Plant Site, which shall (i) be in compliance with all applicable zoning and use laws, regulations, and ordinances; (ii) be level and cleared; (iii) be free of all overhead and underground obstructions, natural or otherwise that would materially and adversely affect the construction and operation of the Facilities; and (iv) have adequate soil bearing capacity of at least 3000 psf (collectively, the "Minimum Site Standards"). BOC shall be given the opportunity to review the condition of the BOC Plant Site to determine its conformance with the foregoing. If in BOC's reasonable opinion the Minimum Site Standards have not been met, BOC shall notify Farmland of its determination, which notice shall indicate in what respect such standards have not been met. If Farmland does not accept BOC's determination, the parties shall work together to resolve the matter for a thirty (30) day period. If the matter is not resolved within such thirty (30) day period or Farmland accepts BOC's determination that the Minimum Site Standards have not been met, then Farmland may (i) at its sole cost and expense, bring the BOC Plant Site into compliance or (ii) provide an alternate site which does meet the Minimum Site Standards. The Projected Mechanical Completion Date shall be equitably extended for a period of time no less than the period of Farmland's delay in providing a suitable BOC Plant Site pursuant to this Section 2(b). If BOC's review indicates that the Minimum Site Standards have been met, BOC agrees to construct and install the Facilities pursuant to the provisions of Section 2(a) hereof. BOC further agrees to construct, maintain and operate the Facilities and the BOC Plant Site, in accordance with the terms of all applicable Permits and Environmental Laws. BOC shall not dispose of any Hazardous Substance on the Farmland Plant Site or the Farmland Facilities, and shall not dump or bury any material whatsoever on the Farmland Plant Site or the Farmland Facilities. Furthermore, BOC shall keep and maintain the Facilities and the BOC Plant Site in a neat, clean and orderly fashion, including the proper disposal of all trash or other refuse. The provisions of this Section 2(b) are in addition to, and do not modify or limit the provisions of, this Agreement relating to environmental matters and compliance with Environmental Laws.

        (c)   Each party shall promptly provide the other party with copies of all orders, notices of violation, information requests, correspondence, or written communications that such party receives from any governmental authority or agency (federal, state or local) or any private entity relating in any way to: (i) any Environmental Laws applicable to the Facilities or the BOC Plant Site, or (ii) the presence, use, handling, storage, disposal, release, threatened release, treatment, processing or utilization of any Hazardous Substance in connection with the Facilities or such party's occupation, use or operation of the BOC Plant Site.

        (d)   BOC shall indemnify and hold Farmland and the other Farmland Entities harmless from and against any and all claims, damages, liabilities, losses, costs and expenses (including reasonable attorneys' fees), arising from (i) noncompliance by BOC or BOC Entities with any Environmental Laws or (ii) conditions on, at or under the BOC Plant Site, in each case, caused by BOC's construction of the Facilities or other operations from and after the date that BOC occupies the BOC Plant Site. Farmland shall indemnify and hold BOC and the other BOC Entities harmless from and against any and all claims, damages, liabilities, losses, costs and expenses (including reasonable attorneys' fees), arising from (i) noncompliance by Farmland or Farmland Entities with any Environmental Laws caused by Farmland's occupation, use or operation of the Farmland Facilities or Farmland's Plant Site (whether prior to, on, or following the date that BOC occupies the BOC Plant Site) or (ii) conditions on, at or under the BOC Plant Site prior to the date that BOC occupies the BOC Plant Site. All indemnification obligations pursuant to this Section 2(d) shall be subject to the provisions of Section 19(e) and 19(f) hereof.

        (e)   The BOC Plant Site shall be occupied exclusively by BOC solely for the construction, use, operation and maintenance of the Facilities for the supply of Products as contemplated hereunder and the retention and sale of certain other industrial gases as set forth in Sections 3 and 5 hereof, without cost for such occupancy, until the Facilities are removed in accordance with the terms hereinafter provided.

        (f)    Commencing on the date of execution and delivery of this Agreement, Farmland grants to BOC and its directors, officers, employees, agents, contractors and subcontractors, with or without vehicles, equipment, materials and machinery, the following easements, rights-of-way and licenses over the Farmland Plant Site (provided that any such use shall not unreasonably interfere with the use or occupancy by or on behalf of Farmland of the Farmland Plant Site and that BOC will cooperate with Farmland and any and all third parties at the Farmland Plant Site to coordinate such use):

          (i)    at all times by day or by night to enter upon and use all or any of the Farmland Plant Site for the purpose of installing, maintaining, repairing, reconstructing, renovating, replacing, modifying, operating or removing all or any portion of the BOC Facilities located thereon;

          (ii)   in locations reasonably satisfactory to BOC and Farmland and subject to Farmland's reasonable direction at all times by day or by night for road purposes, to enter upon, cross, pass and repass over and exit from all or any of the Farmland Plant Site to the extent reasonably necessary for access and egress to and from the BOC Plant Site; and

          (iii)  in locations reasonably satisfactory to BOC and Farmland and subject to Farmland's reasonable direction, at all times by day or by night, to enter upon and use all or any of the Farmland Plant Site for other purposes to the extent reasonably necessary to enable BOC to perform its obligations under this Agreement;

all of which easements, rights-of-way and licenses are granted subject to BOC's compliance with the reasonable security and safety requirements and rules of Farmland, and shall remain in full force and effect until the earlier of: (i) 360 days after the expiration or other termination of this Agreement; or (ii) the date the Facilities are removed from the BOC Plant Site. Upon receipt of the legal descriptions of the Farmland Plant Site and the BOC Plant Site, Farmland shall deliver to BOC a Memorandum of License in substantially the form attached hereto as Exhibit J and shall provide to BOC such information and assistance as BOC may reasonably request in connection with the filing of such Memorandum of License with the appropriate authorities.

        (g)   Farmland hereby reserves for itself and for its agents, contractors, tenants, licensees and employees, the non-exclusive right to use the BOC Plant Site for such ingress, egress, utility facilities and other connections and uses as may be reasonably necessary in connection with the ownership, use, enjoyment, repair, maintenance and expansion of the Farmland Facilities; provided, however, that Farmland shall not exercise its rights with respect to any such reserved rights in any manner that unreasonably interferes with the use of the BOC Plant Site by BOC in accordance with the terms of this Agreement (except that Farmland may interfere with BOC's use of the BOC Plant Site to the extent necessary to comply with any Environmental Laws or that certain Resource Conservation and Recovery Act (RCRA) Facility Investigation Order dated October 24, 1995, issued to Farmland by the United States Environmental Protection Agency, which interference shall not be deemed a Force Majeure for purposes of this Agreement).

        (h)   The BOC Facilities are not intended to be or to become a fixture or otherwise part of the BOC Plant Site, or of any other property owned by Farmland or its assigns notwithstanding the manner in which it, or any part of it, is installed or affixed, but said Facilities are intended to remain the personal property of BOC (or its lessor) at all times. Farmland shall indemnify and hold BOC harmless from and against any and all losses, costs, damages, claims and liabilities arising out of any inability (including any delay) on the part of BOC to remove all or any part of the Facilities from the BOC Plant Site, pursuant to Section 2(m) or otherwise, because of any right on the part of Farmland or its assigns to the effect that the same is a fixture or otherwise part of the BOC Plant Site and may not be removed from the BOC Plant Site (including any assertion of any such right), together with all costs and expenses (including reasonable legal fees) incurred by BOC in resisting any such right or assertion, whether or not such resistance was successful, such indemnification to be subject to the provisions of Sections 19(e) and 19(f) hereof.

        (i)    Commencing on the dates specified in Exhibit F hereto, Farmland shall provide, at the BOC Facility, sufficient quantities of the items listed on Exhibit F as may, from time to time, be reasonably required for the construction, operation and maintenance of the BOC Facility, all of which shall be, except as set forth in Exhibit F or otherwise specified herein, without cost to BOC. Farmland acknowledges that BOC intends to operate the BOC Plant at all times during the Supply Period, including those times when Farmland does not desire to take delivery of any Product, and Farmland shall provide sufficient quantities of the items listed on Exhibit F as may be reasonably required to operate the BOC Plant at all such times during the Supply Period.

        (j)    BOC shall not do or permit others under its control to do any work in or about the BOC Plant Site, or related to any repair, rebuilding, restoration, replacement, alteration of or addition to the BOC Plant Site, unless BOC shall have first procured and paid for all necessary Permits in accordance with the provisions of Section 9(d) hereof.

        (k)   In the event that any of the contaminant levels of the atmosphere at the BOC Plant Site exceed the applicable amount set forth on Exhibit C hereto after the date hereof and, in the reasonable opinion of BOC, operation of the BOC Facility may be hazardous or the BOC Facility may be damaged, or BOC's ability to meet the product specifications set forth in Paragraph I of Exhibit A hereto may be impaired as a result of such condition (a "Hazardous Condition"), Farmland and BOC shall proceed as set forth in this Section 2(k). BOC shall promptly notify Farmland thereof, specifying the particular contaminant levels and the effect thereof. Upon receipt of such notice, Farmland shall, at its election within sixty (60) days thereafter proceed to do one of the following: (i) correct such condition by removal or modification of the contaminant source; (ii) request BOC to make such additions or modifications to the BOC Facility as BOC deems reasonably necessary to compensate for such Hazardous Condition, whereupon BOC shall undertake to do the same; or (iii) terminate this Agreement by providing written notice to BOC and paying to BOC the applicable termination fee listed on Exhibit I hereto. The cost of any action taken pursuant to the preceding sentence other than the payment of a termination fee by Farmland pursuant to clause (iii) of such sentence shall be (x) borne by Farmland if Farmland was the cause of the Hazardous Condition, (y) borne by BOC if BOC was the cause of the Hazardous Condition, and (z) in all other cases borne equally by BOC and Farmland.

        (l)    Neither Farmland nor BOC shall do or suffer anything to be done whereby the BOC Plant Site or the Facilities or any part thereof may be encumbered by any mechanics' lien or other similar lien and if, whenever and as often as any mechanics' lien, or other similar lien is filed against the BOC Plant Site or the Facilities or any part thereof, purporting to be for or on account of any labor, materials or services furnished in connection with any work in or about the BOC Plant Site or the Facilities done by, for or under the authority of either party hereto or anyone claiming by, through or under such party, such party shall discharge the same of record within sixty (60) days after the date of filing. Notwithstanding the above, each party hereto shall have the right to contest any such mechanics'

lien or other similar lien if within said sixty (60) day period stated above it notifies the other party in writing of its intention so to do and, if requested by the other party, deposits with such party a bond in favor of such party, with a surety company acceptable to such party as surety, in the total sum of at least one hundred twenty-five percent (125%) of the amount of the lien claim so contested, indemnifying and protecting such party from and against any liability, loss, damage, cost and expense of whatever kind or nature growing out of or in any way connected with said lien and the contest thereof, and if, and provided further, such parry diligently prosecutes such contest, at all times effectively stays or prevents any official or judicial sale of the BOC Plant Site or the Facilities, or any part thereof or interest therein, under execution or otherwise, and pays or otherwise satisfies any final judgment adjudging or enforcing such contested lien claim and thereafter promptly procures record release or satisfaction thereof.

        (m)  BOC shall have 360 days from and after any expiration or termination of this Agreement to remove the Facilities from the BOC Plant Site. BOC shall restore the BOC Plant Site to the condition it was in immediately prior to the time it was made available to BOC by Farmland hereunder, but not including removing any foundations or other underground installations, and upon said removal of the Facilities, such foundation and underground installations shall become the property of Farmland.

        (n)   Farmland, for itself and its duly authorized representatives and agents, reserves the right, upon reasonable notice to BOC, to enter the BOC Plant Site during the term of this Agreement for the purpose of (i) examining and inspecting the same as permitted hereunder and for the purpose of exercising any and all of Farmland's other rights under this Agreement, (ii) performing, at Farmland's option, such work in and about the BOC Plant Site as may be made necessary by reason of BOC's default under any of the provisions of this Agreement, (iii) conducting environmental assessment, monitoring or compliance activities, and (iv) for such other purposes as Farmland may reasonably determine to be necessary or appropriate. Farmland may, during the progress of said work and activities mentioned in (ii) and (iii) above, keep and store on the BOC Plant Site all necessary materials, supplies and equipment, and Farmland shall not be liable for any inconvenience, annoyances, disturbance, loss of business or other damage suffered by reason of the performance of any such work or by the storage of materials, supplies and equipment or by Farmland's exercise of any of its rights under this Agreement, except to the extent caused by the negligence of Farmland or its representatives or agents.

        (o)   BOC represents, warrants and agrees that, at the time of Facilities Completion, the BOC Plant, the BOC Pipelines and all equipment and other property included within the Facilities except for certain ancillary equipment shall be new and shall not have been previously used for any purpose. After the commencement of the Supply Period, BOC may use previously owned equipment and parts in the Facilities for purposes of replacement or maintenance when BOC deems such use to be reasonable and prudent.

        (p)   BOC will consult with Farmland and use all reasonable efforts to coordinate scheduled maintenance and other temporary scheduled interruptions in the operations of the Facilities during periods of scheduled down time for the Farmland Facilities.

        (q)   BOC shall cooperate with Farmland and any and all third parties at the Farmland Plant Site to coordinate the activities of all parties working at the Farmland Plant Site. Farmland shall have the right, from time to time, to designate a contractor, agent or other representative of Farmland's choice to coordinate the activities of all contractors working on or near the BOC Plant Site or in connection with the Gasification Project. BOC shall cooperate with all such coordination efforts and shall take such steps as may be reasonably required for the orderly progress of the Gasification Project without interruption or disruption attributable to the acts or omissions of BOC. Farmland and BOC shall, in general, and to the best or their ability, conduct their respective operations on or near the BOC Plant Site in such a manner as to cause no interference or disruption with the other's operations. BOC acknowledges that Farmland intends to operate the Farmland Facilities twenty-four (24) hours a day, seven days a week, during the time that BOC is performing its obligations hereunder, and BOC shall undertake its obligations hereunder in a manner that does not interrupt or disrupt the operations of the Farmland Facilities.

        (r)   A union or non-union gate, as applicable, will be assigned to BOC. The gate assigned shall be used by BOC and all of BOC's agents and subcontractors, as applicable. No personal vehicles of employees of BOC or any of BOC's agents or subcontractors will be allowed on the BOC Plant Site without special permission from Farmland, which permission Farmland may grant or deny in Farmland's sole discretion. BOC shall have the responsibility to provide transportation from the designated parking location, through the appropriate gate, to the BOC Plant Site. The provisions of this Section 2(r) shall only be applicable to the time period commencing on the date hereof and ending at Facilities Completion.

SECTION 3.    PURCHASE AND SALE OF PRODUCT

        (a)   Following Facilities Completion and prior to the Supply Period, BOC shall have the right to operate the Facilities and retain and sell Product and Argon for its own account. If BOC elects to so operate the Facilities prior to the Supply Period, BOC shall pay all costs of such operation, including the costs of those items that would otherwise be provided by Farmland pursuant to Section 2(i) above. Notwithstanding the foregoing, prior to the commencement of the Supply Period, Farmland may require Product to enable it to determine if Farmland's newly constructed gasification and ammonia fertilizer facilities are operating satisfactorily, to make test runs of such facilities and for other reasons. Accordingly, at any time after BOC notifies Farmland of Facilities Completion (as provided in Section 2(a) hereof), BOC will supply Farmland with such Product as Farmland may request and Farmland shall pay BOC an amount equal to $305 per operating hour for the time in which the Facilities are used to produce Product requested by Farmland (commencing as of start-up).

        (b)   It is anticipated that the BOC Plant will be operated on a continuous basis during the Supply Period and will produce a uniform volume of Product. From time to time Farmland will advise BOC of the volume of Product it will purchase from BOC, such advice to be effective until a new advice is given by Farmland. Farmland shall pay BOC for such Product in accordance with the provisions of Section 4 hereof. In the event Farmland desires to take delivery of less Product than that amount described in Paragraph II of Exhibit A hereto, then Farmland will continue to pay BOC for such Product in accordance with the provisions of Section 4 hereof; provided, however, that in the event that Farmland desires to purchase less Product than that amount described in Paragraph II of Exhibit A for a period of more than twenty-four (24) hours, then the Supply Period shall be extended by that number of hours that is equal to the number of hours for which Farmland desires to take delivery of less Product than that amount described in Paragraph II of Exhibit A but not to exceed 180 days, and there shall be no Minimum Product Charge during such extension period.

        (c)   During the Supply Period, BOC shall sell and deliver to Farmland, and Farmland shall purchase and accept from BOC, (i) Farmland's requirements of                         products for its Gasification Project located at the Farmland Plant Site, (ii) Farmland's requirements of gaseous oxygen product for use at Farmland's Fluid Catalytic Cracking Unit and Sulfur Recovery Units located at the Farmland Plant Site; and (iii) Farmland's requirements of gaseous and liquid nitrogen products for use at Farmland's refinery located at the Farmland Plant Site; provided, however, that BOC shall not be obligated to supply gaseous Oxygen Product or Nitrogen Product from the BOC Plant at an instantaneous flow rate in excess of the applicable rate that is stated in Paragraph II of Exhibit A hereto or vaporized liquid Nitrogen Product from the Liquid Product Storage Facility at a rate in excess of the applicable vaporization capacity set forth in Paragraph III of Exhibit A. Delivery and transfer of title to all Product shall be made at the point where each of the Farmland Pipelines are connected to the corresponding BOC Pipelines.

        In addition, during the Supply Period, Farmland shall not purchase any gaseous oxygen product or gaseous or liquid nitrogen products for any other use (except as contemplated in the preceding paragraph) at the Farmland Plant Site from any third party unless (i) Farmland has provided BOC with a written offer to purchase the same from BOC at a price and upon terms and conditions no more favorable to Farmland than those offered to Farmland by such third party (as evidenced in a bonafide, firm written offer from such third party) and (ii) BOC has failed to accept such offer within thirty (30) days of receipt of the offer; provided, however, that in the event that BOC refuses two (2) such written offers for a given Product during the term of this Agreement, Farmland shall be free to purchase that Product for such use without first submitting an offer to BOC to purchase such Product.

        (d)   In the event that during the Supply Period BOC elects to produce Product in excess of the amount of Product to be purchased by Farmland hereunder for purposes of retaining, marketing and selling such Product for its own account pursuant to Section 5 hereof, BOC shall pay Farmland any incremental cost Farmland incurs in order to provide sufficient quantities of those items provided by Farmland pursuant to Section 2(i) hereof to allow BOC to produce such excess Product.

SECTION 4.    PRICING AND PAYMENT

        (a)   Except as otherwise provided herein, Farmland shall pay BOC in accordance with the pricing schedule set forth on Exhibit G hereto.

        (b)   On or before the 10th day of each month, BOC shall submit an invoice (each, a "Minimum Product Charge Invoice") to Farmland covering the Minimum Product Charge applicable to such month. All Minimum Product Charge Invoices shall be on a net cash basis, payable by Farmland within twenty (20) days after receipt thereof. In the event BOC has not received payment within forty (40) days of the date of a Minimum Product Charge Invoice, BOC at its sole option may assess interest thereon at an annual rate equal to the prime rate then in effect at Chase Manhattan Bank, N.A, plus two percent (2%) from and after the date such payment was due to the date when paid.

        (c)   On or before the 10th of each month, BOC shall submit an invoice (each, an "Other Charges Invoice") to Farmland covering all charges and other sums other than the Minimum Product Charge, if any, applicable to the immediately preceding month as well as all Product delivered prior to such month that was not covered by a prior invoice. All Other Charges Invoices shall be on a net cash basis, payable by Farmland within ten (10) days after receipt thereof. In the event BOC has not received payment within thirty (30) days of the date of an Other Charges Invoice, BOC at its sole option may assess interest thereon at an annual rate equal to the prime rate then in effect at Chase Manhattan Bank, N.A, plus two percent (2%) from and after the date such payment was due to the date when paid.

        (d)   From time to time during the term of this Agreement, BOC shall have the right to increase the unit price for liquid Product in the pricing schedule set forth on Exhibit G hereto pursuant to this Section 4(c) by giving Farmland written notice thereof. Said increased price shall become effective thirty (30) days after the date of said notice; provided, however, that if Farmland, within fifteen (15) days after the date of said notice, furnishes BOC with a bona fide, firm, written offer from a responsible seller offering to sell Farmland comparable Product, in like quantities, under similar conditions and at a lower price, BOC shall within fifteen (15) days thereafter agree to either: (i) meet said lower price; or (ii) reinstate the price thereof in effect at the time of said notice of increase, whichever BOC, in its sole discretion, may elect.

SECTION 5.    ARGON, CO2 BYPRODUCT AND OTHER BYPRODUCTS

        During the Supply Period, BOC shall be entitled to retain, market and sell for its own account: (i) all Argon produced by the BOC Plant; (ii) all CO2 Byproduct, except to the extent retained by Farmland or its affiliates; and (iii) all other byproducts and other industrial gases, in liquid or gaseous form, produced by the BOC Plant, including Product in excess of BOC's obligations to supply same to

Farmland hereunder; provided, however, that regardless of whether the CO2 Byproduct is delivered to BOC or is retained by Farmland or any third party at the Farmland Plant Site, Farmland and BOC shall share equally the benefit of any and all tax credits related to carbon dioxide that currently exist or may be hereinafter established with respect to all carbon dioxide produced by the Farmland Facilities. BOC shall be solely responsible for the proper disposal, in accordance with all applicable Environmental Laws and Permits of any and all byproducts and other emissions and wastes generated by the BOC Plant (including from CO2 Byproduct delivered to BOC) other than Products delivered to Farmland hereunder. Farmland agrees that it will not sell or deliver CO2 Byproduct to anyone other than BOC, its affiliates and affiliates of Farmland.

SECTION 6.    TAXES

        (a)   Farmland shall pay the amount of all Federal, state and local taxes, however denominated (except taxes on BOC's net income or for its general privilege to conduct business in any state), arising in connection with the production, sale or delivery of any Product hereunder, including, without limitation, all real and personal property taxes (and any payments associated with such taxes) applicable to the Facilities, or any part thereof. BOC agrees to use its commercially reasonable best efforts to secure such exemptions from real and personal property taxes as may be available now and from time to time with respect to the BOC Facilities. BOC will cooperate with Farmland should Farmland desire to contest any sales or other tax assessed by any governmental unit, all at Farmland's expense.

        (b)   In the event that any tax covered by this Section 6 should be assessed against and paid by a party other than the party required hereunder to pay such tax, such other party shall promptly reimburse such party for such payment.

        (c)   Upon request, a properly completed exemption certificate (where appropriate) for any tax from which a party claims exemption shall be provided to the other party.

SECTION 7.    PRODUCT SPECIFICATIONS

        BOC warrants that all Products and gas sold and delivered to Farmland under this Agreement shall conform to the product specifications set forth in Paragraph I of Exhibit A hereto. THE WARRANTY SET FORTH IN THIS PARAGRAPH 7(a) IS IN LIEU OF ALL OTHER WARRANTIES, REPRESENTATIONS OR CONDITIONS OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN FACT OR BY LAW, RESPECTING THE PRODUCTS AND GAS SOLD TO FARMLAND.

SECTION 8.    CLAIMS

        Written notice of all claims having anything to do with any Products and gas delivered by BOC to the Farmland Pipelines or for failure to make timely delivery, shall be made within forty-five (45) days of such delivery, or of the date on which such delivery was to have been made, as the case may be. Written notice of all claims with respect to billing matters shall be made within one (1) year of the date of the relevant invoice. Failure by Farmland to give such written notice within such time shall constitute a complete defense for BOC against such claims by Farmland, except as otherwise specifically provided in Section 9 hereof.

SECTION 9.    ALLOCATIONS OF RESPONSIBILITY

        (a)   BOC shall bear the risk of loss with respect to all Product until Product is delivered by BOC to Farmland under Section 3(c) hereof, at which time risk of loss shall pass to Farmland.

        (b)   Farmland acknowledges that there are hazards associated with the use of Product. BOC will provide Farmland with Material Safety Data Sheets setting forth the general hazards and safety information relating to Product. Farmland hereby assumes all responsibility for warning its employees and its independent contractors exposed to Product of all such hazards and shall hold harmless and indemnify BOC from and against all liability arising from any failure to make such warnings, such indemnification to be subject to the provisions of Sections 19(e) and 19(f) hereof. BOC shall promptly notify Farmland of any additional hazards of which BOC may, from time to time, become aware.

        (c)   Final determination of the suitability of the Product (assuming such Product conforms to the specifications and other requirements of this Agreement) for any use contemplated by Farmland is the sole responsibility of Farmland, and BOC shall have no responsibility in connection therewith. Farmland shall avail itself of testing devices to determine the purity of Product before Farmland uses it at Farmland's discretion, but no error in, or failure to make, any such test shall impair any right on the part of Farmland to pursue its remedies for breach of warranty hereunder.

        (d)   BOC shall obtain, comply with and preserve in full force and effect all Permits necessary for the maintenance and operation of the BOC Facility. BOC shall cause all such Permits to be made available for inspection by Farmland. Farmland shall cooperate with BOC in obtaining and preserving all Permits necessary for the maintenance and operation of the BOC Facility and shall reimburse BOC for the actual cost of such Permits. BOC shall cooperate with Farmland in obtaining and preserving any Permits necessary for the maintenance and operation of the Farmland Facilities. Prior to obtaining any Permit necessary for the maintenance or operation of the BOC Facility, BOC shall give Farmland notice thereof. If obtaining any Permit necessary for the maintenance or operation of the BOC Facility would have the direct or indirect effect of impairing Farmland's ownership, maintenance, operation and/or reasonably contemplated expansion of the Farmland Facilities, Farmland shall give BOC notice thereof, and the parties shall cooperate to arrive at a fair and equitable resolution of such impairment.

        (e)   BOC agrees to make such modifications to the BOC Facility as are required by governmental agencies or authorities, by the modification or change in interpretation of any applicable laws or Permits, or by the enactment or adoption of any new laws, so as to ensure that BOC's maintenance and operation of the BOC Facility and Farmland's ownership, maintenance and operation of the Farmland Facilities, are in compliance therewith.

        (f)    Other than any termination right Farmland may have pursuant to the provisions of Section 13 hereof, Farmland's exclusive remedy for each unexcused failure on the part of BOC to deliver gaseous Product produced at the BOC Plant to Farmland when required hereunder (including the delivery of gas that does not conform to the product specifications set forth in Paragraph I of Exhibit A hereto), whether or not such failure was caused, in whole or in part by any negligence, shall be to receive an abatement of the fees (together with any then applicable price adjustment) which Farmland would otherwise have been obligated to pay to BOC pursuant to Section 4(a) of this Agreement from the date such failure occurs until such time as BOC resumes delivery of gaseous Product as required hereunder and all Products so delivered conform to the product specifications set forth in Paragraph I of Exhibit A hereto.

        (g)   Other than any termination right Farmland may have pursuant to the provisions of Section 13 hereof, Farmland's exclusive remedy for each unexcused failure on the part of BOC to deliver liquid Product from the Liquid Product Storage Facility or vaporized liquid product to Farmland when required hereunder, whether or not such failure was caused, in whole or in part by any negligence, shall be to recover from BOC the difference between the cost to Farmland of any reasonable purchase of Product in substitution for the Product that BOC so failed to deliver and the price of such quantity of Product hereunder, increased by any expenses incurred by Farmland in connection with the procurement of the substitute Product and reduced by any expenses saved by Farmland due to procurement of the substitute Product.

        (h)   Other than any termination right Farmland may have pursuant to the provisions of Section 13 hereof, Farmland's exclusive remedy for each unexcused failure or act on the part of BOC whereby liquid product or vaporized liquid product that does not conform to the product specifications set forth in Paragraph I of Exhibit A hereto is delivered from the Liquid Product Storage Facility to Farmland, whether or not such failure or act was, in whole or in part, negligent, shall be to receive a refund of the price of such quantity of non-conforming product, or the replacement thereof with Product that does conform to said product specifications at no additional charge to Farmland.

        (i)    Except to the extent that BOC's rights and obligations are materially adversely affected thereby, BOC shall provide all documents, reports, acknowledgments, consents to assignments, certifications and other information reasonably requested by any person or entity, or group of persons or entities, extending credit or making any financial accommodations directly or indirectly to Farmland, or for Farmland's benefit, for purposes of financing or refinancing in any manner any costs or expenses related to the construction, commissioning or operation of all or any part of the Gasification Project (each, a "Finance Party"). BOC shall cooperate with all Finance Parties to the fullest extent possible. BOC shall also enter into such amendments to this Agreement as Farmland may reasonably request in order to comply with any requirements imposed by any Finance Party to the extent that BOC's rights and obligations are not materially adversely affected thereby.

SECTION 10.    METERS

        BOC shall install and maintain such metering as may be necessary hereunder. Such metering shall be inspected by BOC for accuracy at least once per year. In addition, such metering shall also be inspected and tested for accuracy at such other times as either party may reasonably elect. Farmland shall be notified of the times such tests are to be made and may observe such tests. BOC shall bear the cost of all such tests, except those requested by Farmland that show that the meter tested was accurate within two percent (2%). If any meter is found to be inaccurate by more than two percent (2%), any billings based on such meter shall be adjusted to offset such inaccuracy with respect to only those deliveries made during the thirty (30) day period prior to such test or during the latter half of the period of time since the said meter was last previously tested, whichever period of time is shorter.

SECTION 11.    EXCUSED NON-PERFORMANCE

        (a)   Any failure, in whole or in part, by either party timely to perform any obligation on its part to be performed under this Agreement (except the obligation to pay monies when due)                                                  is prevented, restricted or otherwise interfered with, including without limitation, by any act of God, flood, storm, earthquake, fire, explosion, strikes, lockouts, industrial disputes or disturbances or other labor difficulty (regardless of the reasonableness of the demands of labor or the power of the party concerned to concede), riot, war, blockades, civil disorder,                                                  failure of or interference with utilities or other sources of supply, accident or by any order, request or decree of any governmental body or agency (each, a "Force Majeure"). Upon the occurrence of a force Majeure, the party affected thereby shall give prompt written notice thereof to the other party.

        (b)   Each time that, due to any Force Majeure, BOC delivers less Product than is required by Farmland under Section 3(b) or Farmland is unable to take any Product for five (5) or more consecutive full days, that portion of the Minimum Product Charge (together with any then applicable price adjustment) which Farmland would otherwise have been obligated to pay to BOC pursuant to this Agreement that is apportionable to such full days shall be abated. (Said number of full days shall be determined by dividing twenty-four into the number of hours during which any such failure to deliver continued and disregarding any fractional remainder). If either BOC or Farmland so elects in writing, the Supply Period shall be extended for two times the number of full days with respect to which such Minimum Product Charge was so abated.

        (c)   Subject to BOC's obligations pursuant to Paragraph 2(p) hereof, BOC shall perform routine maintenance (scheduled and unscheduled) on the BOC Facility in accordance with generally accepted industry practices, and any such maintenance shall not be deemed a breach under this Agreement.

SECTION 12.    PRICE ADJUSTMENTS

        Annually during the Supply Period, the Minimum Product Charge and the unit prices for gaseous Product purchased by Farmland hereunder shall be subject to price adjustment by BOC as set forth in Exhibit B hereto.

SECTION 13.    TERM

        (a)   This Agreement shall be in effect from the date first set forth above to the expiration or termination of the Supply Period.

        (b)   Either party shall have the right to terminate this Agreement in accordance with this Section 13(b) at any time in the event the other party fails to perform any material obligation hereunder for reasons other than a Force Majeure or as a direct result of a breach by the other party (a "Material Breach"). If either party (the "Other Party") considers the other party (a "Breaching Party") to have committed a Material Breach, the Other Party may give to the Breaching Party a notice of Material Breach stating the act or circumstances contended to be a Material Breach and the section of the Agreement alleged to have been breached, and demanding that the Material Breach be cured. If the Breaching Party fails to cure the Material Breach within thirty (30) days after receipt of the notice of Material Breach, the Other Party may terminate this Agreement upon thirty (30) days' notice to the Breaching Party. If the nature of the Material Breach is such that it cannot be cured in thirty (30) days but a cure is commenced during such thirty (30) day period and diligently pursued thereafter, then such cure must be completed within 180 days from the date of notice of Material Breach, or the Other Party may terminate this Agreement on notice at any time after the expiration of such 180-day period unless such breach is then cured.

        (c)   Either party shall have the right to terminate this Agreement upon written notice to the other party upon (i) any failure by the other party to satisfy any final judgment, decree or order against the other party which has not been stayed or appealed within thirty (30) days after the entry thereof and which would materially adversely affect the other party's ability to perform its obligations under this Agreement if not so satisfied, stayed or appealed, or (ii) the other party shall (A) be or become insolvent or generally fail to pay its debts as they become due, or (B) voluntarily file a petition in bankruptcy or for reorganization under the United States Bankruptcy Code, or (C) have filed involuntarily against it a petition in bankruptcy or for reorganisation under the United States Bankruptcy Code, which petition has not been stayed or dismissed within sixty (60) days after the filing thereof, or (D) voluntarily initiate any act, process or proceeding under any insolvency law or other statute or law providing for the modification or adjustment of the rights of creditors, or (E) have initiated involuntarily against it any act, process or proceeding under any insolvency law or other statute or law providing for the modification or adjustment of the rights of creditors, which act, process or proceeding has not been stayed or dismissed within sixty (60) days after the initiation thereof, or (iii) the other party is a party to any merger or consolidation in which it is not the surviving entity or is dissolved or liquidated.

        (d)   In the event that this Agreement is terminated by Farmland pursuant to Section 13(b) or 13(c) hereof, Farmland shall have the right and option to purchase the Facilities on an "as is" and "where is" basis from BOC at the applicable purchase price listed on Exhibit H hereto (such option shall be referred to herein as the "Option"). The term of the Option shall commence on the date of such termination and shall expire 180 days thereafter. Farmland may exercise the Option by providing written notice to BOC of its election to exercise the Option. In the event that Farmland elects to exercise the Option, BOC shall sell and convey to Farmland, and Farmland shall purchase from BOC, the Facilities. The closing of the purchase of the Facilities shall take place on a mutually agreeable business day within sixty (60) days following the date BOC receives Farmland's notice of its election to exercise the Option. At the closing, Farmland shall pay BOC the purchase price (as calculated above), and BOC shall transfer and assign the Facilities to Farmland and shall deliver to Farmland a bill of sale and such other appropriate instruments of transfer and physical possession as shall, in the reasonable opinion of counsel for Farmland, be effective to vest in Farmland good and marketable title to the Facilities.

SECTION 14.    ASSIGNMENT

        This Agreement is not assignable by either BOC or Farmland except upon the written consent of the other party; provided, however, that such consent shall not be unreasonably withheld. Notwithstanding the foregoing sentence, Farmland may assign this Agreement as contemplated or required by its financing scheme without the consent of BOC so long as BOC's rights and obligations are not materially adversely affected thereby. The Parties agree that for purposes of this Section 14, BOC's rights and obligations shall not be deemed to be materially adversely affected by an assignment so long as Farmland remains secondarily liable under this Agreement following such assignment.

SECTION 15.    NOTICES

        Any notice or other communication required or permitted to be given pursuant to this Agreement shall be deemed to have been duly given if delivered personally or sent by telex, telecopy, facsimile transmission or certified mail (postage prepaid, return receipt requested), addressed as provided below. Until another address or addresses shall be furnished in writing by either party, notices to BOC shall be given in duplicate, addressed as follows:

        The BOC Group, Inc.
        575 Mountain Avenue
        Murray Hill, NJ 07974
        Attention: General Counsel

and a copy also sent to:

        BOC Gases
        575 Mountain Avenue
        Murray Hill, NJ 07974
        Attention: Vice President—Product Management

and notices to Farmland shall be addressed as follows:

        Farmland Industries, Inc.
        Department 62
        3315 North Oak Trafficway
        Kansas City, Missouri 64116
        Attention: General Counsel

SECTION 16.    GENERAL REPRESENTATIONS AND WARRANTIES

        (a)   Each of the parties hereto make the following representations and warranties to the other party hereto, each of which is true and correct on the date hereof:

          (i)    Such party is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization, and is duly qualified to transact business in the State of Kansas.

          (ii)   Such party has the corporate power to execute and deliver this Agreement and to carry out the transactions contemplated hereby, and perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not violate, nor constitute a breach or default under, the constituent documents of such party or any provision of any mortgage, lien, lease, agreement, instrument, order, judgment, decree, law, Permit or other restriction of any kind or character to which such party is subject.

          (iii)  There is no claim, litigation or proceeding pending or, to the best knowledge of such party, threatened against such party which, if decided adversely to such party, would preclude it from consummating the transactions contemplated hereby or performing the obligations hereunder or would subject the other party to any liability.

          (iv)  This Agreement has been duly authorized, executed and delivered by such party and is valid, binding and enforceable against it in accordance with its terms.

        (b)   EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN, NEITHER PARTY HAS MADE ANY WARRANTIES, EXPRESS OR IMPLIED, AND SPECIFICALLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

SECTION 17.    CONFIDENTIALITY

        The parties acknowledge and agree that to the extent either party receives any proprietary or confidential information regarding operations of the other ("Confidential Information"), such Confidential Information represents valuable information to the party disclosing such Confidential Information (the "Disclosing Party"), and the party receiving such Confidential Information (the "Receiving Party") agrees (a) not to disclose any Confidential Information of the Disclosing Party to any third party without the written consent of the Disclosing Party, (b) not to use any Confidential Information of the Disclosing Party for any purpose, other than to accomplish the transactions contemplated under this Agreement, without the prior written consent of the Disclosing Party, (c) to limit access to the Disclosing Party's Confidential Information to the Receiving Party's employees who are directly involved with the transactions described in this Agreement, (d) to inform each employee to whom the Disclosing Party's Confidential Information is disclosed of the restrictions as to the use and disclosure of such confidential Information and to ensure that each such employee shall observe such restrictions, and (e) to return all of the Disclosing Party's Confidential Information upon termination of this Agreement. The restrictions on use and disclosure described above shall not apply to information that (i) was known to either party prior to disclosure by the other party, (ii) is or becomes part of the public knowledge or literature, through no fault of the party to which it was disclosed, (iii) is subsequently received as a matter of right without restriction or disclosure from a third party lawfully having possession thereof, or (iv) in the reasonable opinion of counsel to the Disclosing Party, is required to be disclosed by applicable law or regulation, by order of court or other governmental authority, or pursuant to any listing agreement with, or the rules or regulations of, any national securities exchange on which securities of such party are listed or traded; provided, however, that prior to any such disclosure, the Receiving Party shall provide the Disclosing Party with reasonable notice and an opportunity to dispute or otherwise object to the required disclosure.

SECTION 18.    RESOLUTION OF DISPUTES

        Except as otherwise specifically provided herein, the parties will in good faith attempt to resolve promptly and amicably any dispute (which term includes the failure to reach any agreement or grant any approval contemplated hereunder) between the parties arising out of or relating to this Agreement pursuant to this Section 18. In the event that a party to this Agreement has reasonable grounds to believe that the other party hereto has failed to fulfill any obligation hereunder, that its expectation of receiving due performance under this Agreement may be impaired, or that any other type of dispute between the parties arising out of or relating to this Agreement exists, such party will promptly notify the other in writing of the substance of its belief. The party receiving such notice must respond in writing within thirty (30) of receipt of such notice, which response must (i) provide evidence of cure of the condition specified or provide an explanation of why it believes that its performance is in accordance with the terms and conditions of this Agreement, and (ii) specify three (3) proposed dates, all of which must be within thirty (30) days from the date of the response, for a meeting to resolve the dispute. The claiming party will then select one (1) of the three (3) dates, and a dispute resolution meeting will be held on that date, which meeting shall be attended by a representative of each party with the power to settle the dispute and at which time the representatives shall engage in good faith discussions in an effort to resolve the dispute. If such representatives fail to resolve the dispute at such meeting, they will work together to resolve the dispute for a fifteen (15) day period following the meeting. If the dispute is not resolved within such fifteen (15) day period, the representatives shall refer the matter to the two individuals with primary operational responsibility for the respective parties at the level immediately subordinate to the respective chief executive officers of the parties. If such individuals fail to resolve the dispute within thirty (30) days, despite good faith attempts to do so, the parties will be free to pursue the remedies allowed under applicable law without prejudice. Regardless of the nature of the dispute that exists between the parties, both parties must continue to perform their obligations under this Agreement during any dispute resolution efforts.

SECTION 19.    INDEMNIFICATION

        (a)   BOC agrees to indemnify and hold Farmland, its directors, officers, agents, employees, subsidiaries and affiliates (collectively, "Farmland Entities") harmless from and against any and all claims, demands, judgments, liabilities or expenses for injury, sickness, disease or death to employees or other persons, or damage to property (subject to the limitations of Section 19(f) hereof) arising out of or in any way connected with BOC's design, engineering, construction, installation, operation or maintenance of the BOC Facility or failure to comply with applicable laws or Permits related thereto or breach of any of the provisions of this Agreement. BOC agrees to defend, on behalf of the Farmland Entities, any suits, actions or proceedings arising out of or in any manner connected with any of the aforesaid causes and to reimburse the Farmland Entities for reasonable attorneys' fees, settlements, losses, damages, satisfactions, costs or other expenses incurred by the Farmland Entities arising out of or in any manner connected with such suits, actions or proceedings. BOC's obligation to indemnify, defend, reimburse and hold the Farmland Entities harmless shall extend to and include, but not be limited to, claims, demands, judgments, liabilities and expenses resulting from the personal injury, sickness, disease or death of any persons, regardless of whether BOC has paid the person under the provisions of any workers' compensation statute or law, or other similar federal or state legislation for the protection of employees. BOC's indemnification obligations hereunder shall exclude any liabilities (i) arising from any breach for which exclusive remedies are otherwise provided hereunder or (ii) to the extent caused by the negligence of Farmland, its employees, agents or subcontractors.

        (b)   BOC shall, at its sole expense, defend any claims, suits, actions or proceedings brought against the Farmland Entities based on a claim that the design, engineering, construction, installation, operation or maintenance of the Facilities or the use of any equipment, process or technology, or any part thereof, furnished or manufactured by BOC or any of BOC's agents or subcontractors under this Agreement constitutes any infringement of U.S. patents or copyrights or constitutes an improper use of any other proprietary rights (except where such infringement or improper use is caused by the use of the Facilities in combination with any other equipment or process not supplied by, on behalf, or at the request of BOC or any of BOC's agents or subcontractors or previously agreed in writing by BOC) (an "Alleged Infringement"), and BOC shall pay all damages and costs awarded by a court of competent jurisdiction unappealed or unappealable against Farmland, provided that BOC is notified promptly in writing of any such claim (except that the failure to promptly provide such notice shall not release BOC from such obligations except to the extent BOC is materially prejudiced thereby), shall be given adequate authority, information and assistance for the defense of same and shall have the full control of the defense of any such suit, action or proceeding. BOC's obligation to pay damages and costs under the foregoing sentence shall only apply to the extent the Alleged Infringement is caused by BOC. Farmland shall have the right to participate at its own expense. BOC agrees to reimburse the Farmland Entities for any claims, settlements, losses, damages, satisfactions, costs or other expenses incurred by the Farmland Entities arising out of or in any manner connected with such claims, suits, actions or proceedings, to the extent the Alleged Infringement is caused by BOC. At BOC's option, and at its expense, BOC may: (a) procure the right to continue using the Facilities as contemplated under this Agreement; or (b) replace the Facilities with non-infringing equipment (or modify the Facilities), provided that such replaced or modified Facilities shall not differ functionally from the original Facilities in any material way.

        (c)   Farmland agrees to indemnify and hold BOC, its directors, officers, agents, employees, subsidiaries and affiliates (collectively, "BOC Entities") harmless from and against any and all claims, demands, judgments, liabilities and expenses for injury, sickness, disease or death to employees or other persons, or damage to property owned by parties other than BOC Entities, arising out of or in any way connected with Farmland's design, engineering, construction, installation, operation or maintenance of the Farmland Facilities or failure to comply with applicable laws or Permits related thereto or breach of any of the provisions of this Agreement. Farmland agrees to defend, on behalf of the BOC Entities, any suits, actions or proceedings arising out of or in any manner connected with any of the aforesaid causes and to reimburse the BOC Entities for reasonable attorneys' fees, settlements, losses, damages, satisfactions, costs or other expenses incurred by the BOC Entities arising out of or in any manner connected with such suits, actions or proceedings. Farmland's obligation to indemnify, defend, reimburse and hold the BOC Entities harmless shall extend to and include, but not be limited to, claims, demands, judgments, liabilities and expenses resulting from the personal injury, sickness, disease or death of any persons, regardless of whether Farmland has paid the person under the provisions of any workers' compensation statute or law, or other similar federal or state legislation for the protection of employees.

        (d)   Each Party agrees to defend, indemnify, and hold harmless the other Party from any loss, expense, claim, liability, demand or judgment arising out of or resulting from bodily injury to its employees while on property controlled by, and with the permission of, the other Party, except to the extent caused by the negligence of the other Party, its employees, agents or subcontractors.

        (e)   A party entitled to indemnification under any provision of this Agreement is referred to herein as an "Indemnified Party," and a party required to provide such indemnification is referred to herein as an "Indemnifying Party." Promptly after receipt by an Indemnified Party of notice of the commencement of any action or the making of any claim, such Indemnified Party will, if a claim in respect thereof is to be made against the Indemnifying Party, notify the Indemnifying Party in writing thereof. In case any such action or claim is brought against any Indemnified Party, and it notifies the Indemnifying Party of the commencement or making thereof, the Indemnifying Party will be entitled to participate therein and, to the extent that the Indemnifying Party may elect by written notice to the Indemnified Party promptly after receiving the aforesaid notice from such Indemnified Party, to assume the defense thereof. Upon receipt of notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense of such action or claim, the Indemnifying Party will not be liable to such Indemnified Party under such indemnification for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof.

DAMAGES DUE TO LOSS OF USE OF A FACILITY OR INDIRECT OR CONSEQUENTIAL DAMAGES CAUSED BY OR ARISING OUT OF, IN WHOLE OR IN PART, ANY NEGLIGENT ACT OR OMISSION.

SECTION 20.    INSURANCE

        BOC, at its sole cost and expense, shall secure and maintain during the term of this Agreement, the following minimum insurance coverage with respect to the BOC Plant and its operations:

  (1)
  Workers' compensation insurance which fully complies with applicable workers' compensation and occupational disease laws and which shall cover all of BOC's employees performing services in connection with matters contemplated by this Agreement. BOC shall obtain and provide to Farmland a valid waiver of any right of subrogation against Farmland or its employees for any injury or death to a person covered by or compensated under BOC's workers' compensation insurance, which waiver shall be executed by each of BOC's workers' compensation insurance carriers.

  (2)
  Employer's liability insurance with limits of not less than $1,000,000 per occurrence.

  (3)
  Comprehensive commercial general liability insurance including products and completed operations, broad form property damage and broad form contractual liability, with a limit for bodily injury or death of not less than $10,000,000 per occurrence and a limit for property damage of not less than $10,000,000 per occurrence, or a combined single limit for bodily injury, death and property damage of not less $10,000,000 per occurrence. The annual aggregate limit shall not be less than $20,000,000. Farmland shall be listed as an additional insured on such policies.

  (4)
  Automobile liability insurance with a combined single limit for bodily injury, death and property damage of not less than $2,000,000 per occurrence.

  (5)
  Property insurance for loss or damage to any property of BOC located within the Facilities, with limits of not less than $20,000,000.

  (6)
  Such other insurance as required by law.

BOC shall obtain and provide to Farmland a valid waiver of any right of subrogation against Farmland for damage to any property of BOC covered by BOC's property insurance, which waiver shall be executed by each of BOC'S property insurance carriers. Similarly, Farmland shall obtain and provide to BOC a valid waiver of any right of subrogation against BOC for damage to the property of Farmland covered by Farmland's property insurance, which waiver shall be executed by each of Farmland's property insurance carriers. The insurance requirements listed above are the minimum requirements that are acceptable to Farmland as of the date hereof and shall not be considered indicative of the ultimate amounts and types of insurance needed by BOC. Neither failure to comply nor full compliance with the insurance provisions of this Agreement shall limit or relieve BOC from its obligations under this Agreement. Upon request of Farmland, BOC shall promptly furnish Farmland certificates of insurance on forms reasonably approved by Farmland listing all policies required of BOC above. Such certificates must provide for not less than 30 days' prior written notice to Farmland in the event of cancellation, nonrenewal or material change of any of such policies.

SECTION 21.    TAKING & CASUALTY

        (a)   In the event that the Facilities, or any material part thereof, shall be taken by any public authority or for any public use, or by the action of any public authority, then this Agreement may be terminated at the election of either BOC or Farmland. Such election shall be made by the giving of notice by one party to the other within thirty (30) days after the right of election accrues. For purposes of this subsection (a), what constitutes a "material part" of the Facilities shall be reasonably determined by BOC.

        In the event of such a taking, Farmland shall be entitled to the entire award, except that BOC shall be entitled to receive any portion of the award made specifically for damages sustained to BOC's equipment, trade fixtures, moving expenses, the unamortized cost of its leasehold improvements, or loss of any portion of its business.

        If neither BOC nor Farmland exercises any right of election provided in this subsection (a), this Agreement shall continue in full force and effect and BOC shall proceed to diligently and expeditiously repair or rebuild the Facilities to as nearly as possible the same condition as prior to the taking; provided, however, that the Minimum Product Charge (together with any then applicable price adjustment) which Farmland would otherwise have been obligated to pay to BOC pursuant to this Agreement shall be abated from the date of the taking until such time as the Facilities are so repaired or rebuilt. To the extent that the awards or payments are insufficient to repair or rebuild the Facilities, BOC shall bear all excess costs of repairing and rebuilding the Facilities.

        (b)   In the event that the Facilities, or any material part thereof, shall be destroyed or damaged by fire or casualty, and such destruction or damage is so severe that, based on any reasonable estimates (which BOC shall deliver to Farmland within thirty (30) days of such destruction or damage), the Facilities cannot be placed in proper condition for use within sixteen (16) months of the date of the fire or casualty, then this Agreement may be terminated at the election of BOC or Farmland. Such election shall be made by the giving of notice by one party to the other within sixty (60) days after the right of election accrues. For purposes of this subsection (b), what constitutes a "material part" of the Facilities shall be reasonably determined by BOC.

        In the event of termination pursuant to this subsection (b), BOC shall be entitled to the entire sum of insurance proceeds attributable to the buildings, fixtures and other property which is not owned by Farmland, which proceeds are received by either BOC or Farmland in connection with the fire or other casualty. BOC shall be entitled to receive the proceeds of any insurance purchased by BOC to cover its personal property, equipment and business operations.

        If neither BOC nor Farmland exercises any right of election provided in this subsection (b), this Agreement shall continue in full force and effect and BOC shall proceed to diligently and expeditiously repair or rebuild the Facilities to as nearly as possible the same condition as prior to the taking, damage or destruction; provided, however, that the Minimum Product Charge (together with any then applicable price adjustment) which Farmland would otherwise have been obligated to pay to BOC pursuant to this Agreement shall be abated from the date of the fire or casualty until such time as the Facilities are so repaired or rebuilt. To the extent that the proceeds of insurance are insufficient to repair or rebuild the Facilities, BOC shall bear all excess costs of repairing and rebuilding the Facilities.

SECTION 22.    LIAISONS

BOC and Farmland shall each appoint and notify the other of a representative who shall be responsible for coordination and liaison between the parties. Either party may change its representative upon written notice to the other party.

SECTION 23.    GENERAL PROVISIONS

        (a)   The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or of any provision hereof.

        (b)   All of the Exhibits attached hereto are incorporated herein and made a part of this Agreement by reference thereto.

        (c)   This Agreement sets forth the entire agreement between BOC and Farmland with respect to the production, purchase and sale of Product for use at the Farmland Facilities. This Agreement supersedes and cancels all prior and contemporaneous agreements and understandings between the parties, whether oral or written, relating to the subject matter hereof, including, without limitation, that certain letter agreement between BOC and Farmland, dated May 14, 1997.

        (d)   No amendment, modification, change, waiver or discharge of, or addition to, any provision of this Agreement shall be effective unless the same is in writing and is signed or otherwise assented to in writing by an authorized individual on behalf of each party, and unless such writing specifically states that the same constitutes such an amendment, modification, change, waiver or discharge of, or addition to, one or more provisions of this Agreement.

        (e)   The parties may, from time to time, use purchase orders, acknowledgments or other instruments to order, acknowledge or specify delivery times, suspensions, quantities or other similar specific matters concerning the Product or relating to performance hereunder, but the same are intended for convenience and record purposes only and any provisions which may be contained therein are not intended to (nor shall they serve to) add to or otherwise amend or modify any provision of this Agreement, even if signed or accepted on behalf of either party with or without qualification.

        (f)    If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby and it is the intention of the parties that any such provision be reformed so as to make it enforceable to the maximum extent permissible under applicable law.

        (g)   This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        (h)   THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF KANSAS WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SAID STATE. Any legal action or proceeding with respect to this Agreement or any document related hereto shall be brought exclusively in the courts of the State of Kansas or of the United States of America for the District of Kansas, and, by execution and delivery of this Agreement, the parties hereto hereby accept generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

        IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT AS OF THE DAY AND YEAR FIRST ABOVE WRITTEN.

THE BOC GROUP, INC.		FARMLAND INDUSTRIES, INC.
By:	/s/ Glenn M. Fisher	By:	/s/ Robert W. House
Name:	Glenn M. Fischer	Name:	Robert W. House
Title:	Executive Vice President	Title:	Executive Vice President
Date:	December 3, 1997	Date:	December 3, 1997

QuickLinks

  Exhibit 10.9